Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: Kristina Broadbelt Assistant Director, PR & Advocacy Phone (610) 321- 2358 Robert A. Doody Assistant Director, Investor Communications Phone (610) 321-6290

VIROPHARMA REPORTS RESULTS OF PHASE 3 CLINICAL TRIAL FOR MARIBAVIR IN

BONE MARROW TRANSPLANT PATIENTS

— Conference Call at 10:00 A.M. Today to Discuss Results —

EXTON, Pa., February 9, 2009 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that its Phase 3 trial evaluating maribavir used as prophylaxis in allogeneic stem cell, or bone marrow, transplant (SCT) patients did not achieve its primary endpoint. In the primary analysis, there was no statistically significant difference between maribavir and placebo in reducing the rate of CMV disease. In addition, the study failed to meet its key secondary endpoints. Maribavir was generally well tolerated in this clinical study.

“We are extremely disappointed by the outcome of this pivotal study,” said Vincent J. Milano, ViroPharma’s president and chief executive officer. “We just received these data and there are far more questions than answers; we still have a significant amount of work to do to fully understand this outcome and its impact on the overall program. Our disappointment is no doubt shared by physicians and transplant patients, who must today contend with CMV disease.”

The primary endpoint of this Phase 3 study was the incidence of CMV disease, confirmed by an independent endpoint committee, within 6 months post-transplant. The incidence of CMV disease within 6 months was 4.4 percent for maribavir compared to 4.8 percent for placebo (P=0.79). The first of four key secondary endpoints was the rate of initiation of anti-CMV treatment within 6 months, which was 37.9 percent for maribavir compared to 40.5 percent for placebo (P=0.49). In addition, the incidence of graft-versus-host disease, mortality and CMV disease-free survival was comparable between the groups.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management at 10:00 A.M. this morning to discuss the results of this Phase 3 study. To participate in the conference call, please dial 888-299-4099 (domestic) and 302-709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until February 23, 2009.

SCT Phase 3 Study Design

This study is a randomized, double-blind, placebo-controlled, multicenter pivotal Phase 3 study in 681 patients who have undergone allogeneic stem cell transplantation. Following transplantation and transplant engraftment, eligible patients were randomized to receive maribavir or matching placebo in a 2:1 randomization ratio. All patients received maribavir 100 mg BID or placebo for a maximum duration of 12 weeks, and followed for an additional 12 weeks to reach the 6-month post-transplant analyses for regulatory filing purposes. All patients were then followed for an additional 24 weeks.

Enrolled subjects underwent testing for CMV infection at least weekly. CMV surveillance included weekly testing at a central laboratory for the presence of CMV pp65 antigenemia and for the presence of CMV DNA in plasma using a polymerase chain reaction (PCR). If CMV infection was detected during the study drug administration period (or if CMV organ disease was diagnosed), study drug was discontinued and the subject was managed according to standard CMV treatment practices at the transplant center.

The primary efficacy endpoint was the incidence of CMV disease within six months post-transplant. Following extensive dialogue with FDA, a number of key secondary endpoints associated with CMV infection were identified and assessment of these endpoints was essential in assessing the clinical benefit of maribavir. These key secondary endpoints include incidence of initiation of preemptive anti-CMV therapy, incidence of graft-versus-host disease, mortality and CMV disease-free survival.

About maribavir

Maribavir is a selective, orally bioavailable Phase 3 antiviral drug with a unique mechanism of action against cytomegalovirus and a favorable clinical safety profile to date, including no evidence of renal toxicities or myelosuppression (a condition in which bone marrow activity is decreased, resulting in fewer red blood cells, white blood cells, and platelets). Maribavir is a member of a new class of drugs called benzimidazole ribosides. Unlike currently available anti-CMV agents that inhibit CMV DNA polymerase, maribavir inhibits viral DNA assembly and egress of viral capsids from the nucleus of infected cells. Maribavir also has demonstrated activity in vitro against strains of CMV that are resistant to current anti-CMV therapies.

About Cytomegalovirus

CMV is a member of the herpes virus group, which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores), and herpes genitalis (genital herpes). Like other herpes viruses, CMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50 percent and 85 percent of adults in the U.S. by 40 years of age, but in healthy adults causes little to no apparent illness. However, in immunocompromised individuals including cancer patients, HIV patients, and transplant patients, and in children born with primary CMV infection, CMV can lead to serious disease or death. Patients who are immunosuppressed following hematopoietic stem cell (bone marrow) or solid organ transplantation are at high risk of CMV infection. In these patients, CMV disease can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ. While currently available systemic anti-CMV agents are effective against the virus, their use is limited by toxicities, most notably bone marrow suppression and renal impairment.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® (vancomycin hydrochloride capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains, and Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include statements regarding our clinical development programs, including those relating to the future of our CMV clinical development program and our hope of advancing our product candidate, maribavir, as a potential therapeutic agent in the future. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. The data that are described in this press release is preliminary and additional safety and antiviral data will become available in the future. Full analysis of the existing and future data may not support any or all of the statements in this press release. There can be no assurance that we will continue existing CMV studies or conduct additional CMV studies in the future. The FDA or other regulatory authorities may either prohibit the continuation of existing studies with maribavir, prohibit any future studies with maribavir or alternatively may require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval. The can be no guarantee that ViroPharma will be successful in gaining regulatory approval of maribavir for any indications. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. We do not assume any responsibility for updating any forward-looking statements.

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